Term Sheet To product supplement BF dated October 5, 2012, prospectus supplement dated September 28, 2012 and prospectus dated September 28, 2012	Term Sheet No. 1855BF Registration Statement No. 333-184193 Dated October 15, 2013; Rule 433
Deutsche Bank AG
Structured Investments	Deutsche Bank $ 12-Month Autocallable Securities Linked to the Common Stock of Ford Motor Company due November 5*, 2014
General
•
The 12-Month Autocallable Securities (the “securities”) are linked to the common stock of Ford Motor Company (the “Underlying”) and will pay a Coupon on a quarterly basis at a rate of 10.00% per annum, as described below. The securities will be automatically called if the Closing Price of the Underlying on any Call Date (other than the last Call Date) or the Final Price (calculated in reference to the Averaging Dates as set forth below) is equal to or greater than the Initial Price. The securities will cease to be outstanding and no additional Coupon will accrue or be payable following the Call Settlement Date. If the securities are automatically called, you will receive on the applicable Call Settlement Date your initial investment plus the accrued and unpaid coupon otherwise due on such date. However, investors should be willing to lose a significant portion or all of their initial investment if the securities are not automatically called and the Final Price is less than the Threshold Price, which is equal to 80.00% of the Initial Price. Any payment on the securities, including the Coupon payments and payment upon an Automatic Call or at maturity, is subject to the credit of the Issuer.

•	Minimum purchase of $10,000. Minimum denominations of $1,000 (the “Face Amount”) and integral multiples thereof.
•	Senior unsecured obligations of Deutsche Bank AG maturing November 5*, 2014†.
•	The securities are expected to price on or about October 18*, 2013 (the “Trade Date”) and are expected to settle on or about October 23*, 2013 (the “Settlement Date”).
Key Terms
Issuer:	Deutsche Bank AG, London Branch
Issue Price:	100% of the Face Amount
Underlying:	Common stock of Ford Motor Company (Ticker: F)
Coupon:	10.00% per annum
Coupon Payment Dates†:
Unless previously automatically called, Coupon payments will be made on the securities in arrears on February 4*, 2014, May 5*, 2014, August 5*, 2014 and November 5*, 2014. The last Coupon Payment Date will be the Maturity Date. If the securities are automatically called prior to the last Call Date, the applicable coupon will be paid on the corresponding Call Settlement Date.

Automatic Call:
The securities will be automatically called if the Closing Price of the Underlying on any Call Date (other than the last Call Date) or the Final Price (calculated in reference to the Averaging Dates as set forth below) is equal to or greater than the Initial Price. If the securities are automatically called, you will be entitled to receive on the Call Settlement Date a Redemption Amount of $1,000 in cash per $1,000 Face Amount of securities plus the accrued and unpaid coupon otherwise due on such date. No Coupon will accrue or be payable following the Call Settlement Date. The Call Settlement Date and the Redemption Amount applicable to each Call Date are set forth in the table below.

	Call Date†	Call Settlement Date†	Redemption Amount (per $1,000 Face Amount of securities)
	January 30*, 2014	February 4*, 2014	$1,000.00
	May 1*, 2014	May 5*, 2014	$1,000.00
	July 31*, 2014	August 5*, 2014	$1,000.00
	October 31*, 2014 (last Averaging Date)	November 5*, 2014 (Maturity Date)	$1,000.00
Payment at Maturity:
If the securities are not automatically called, the payment you will receive at maturity (excluding any Coupon payment) will depend on the performance of the Underlying and whether a Knock-In Event has occurred.

•  If a Knock-In Event has not occurred, you will receive, for each $1,000 Face Amount of securities, a cash payment equal to the Face Amount.
•  If a Knock-In Event has occurred, you will receive, for each $1,000 Face Amount of securities, a cash payment calculated as follows:
Face Amount + (Face Amount x Underlying Return)
If a Knock-In Event has occurred, the Underlying Return will be negative, and you will lose 1.00% of the Face Amount for every 1.00% by which the Final Price is below the Initial Price. Accordingly, you will lose a significant portion or all of your initial investment. Any Payment at Maturity is subject to the credit of the Issuer.

(Key Terms continued on next page)
Investing in the securities involves a number of risks. See “Risk Factors” beginning on page 8 of the accompanying product supplement and “Selected Risk Considerations” beginning on page 7 of this term sheet.

The Issuer’s estimated value of the securities on the Trade Date is approximately $964.60 to $984.60 per $1,000 Face Amount of securities, which is less than the Issue Price.  Please see “Issuer’s Estimated Value of the securities” on page 3 of this term sheet for additional information.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities or passed upon the accuracy or the adequacy of this term sheet or the accompanying product supplement, the prospectus supplement and the prospectus.  Any representation to the contrary is a criminal offense.
	Price to Public(1)	Fees(1)(2)	Proceeds to Issuer
Per Security	$1,000.00	$10.00	$990.00
Total	$	$	$
(1)  Certain fiduciary accounts will pay a purchase price of $990.00 per security, and the placement agents with respect to sales made to such accounts will forgo any fees.
(2)  Please see “Supplemental Plan of Distribution” in this term sheet for information about fees.
The securities are not bank deposits and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency.

JPMorgan
Placement Agent
October 15, 2013

(Key Terms continued from previous page)

Underlying Return:	The Underlying Return will be calculated as follows:
Final Price – Initial Price Initial Price
Threshold Price:	80.00% of the Initial Price
Knock-In Event:	A Knock-In Event occurs if the Final Price is less than the Threshold Price.
Initial Price:	The Closing Price of the Underlying on the Trade Date
Final Price:	The arithmetic average of the Closing Prices of the Underlying on each of the five Averaging Dates
Closing Price:	The official closing price of the Underlying on the relevant date of calculation multiplied by the then-current Stock Adjustment Factor applicable to such Underlying
Stock Adjustment Factor:
Initially 1.0, subject to adjustment upon the occurrence of certain corporate events affecting the Underlying. See “Description of Securities — Anti-dilution Adjustments for Reference Stock” in the accompanying product supplement.

Trade Date:	October 18*, 2013
Settlement Date:	October 23*, 2013
Averaging Dates†:	October 27*, 2014, October 28*, 2014, October 29*, 2014, October 30*, 2014 and October 31*, 2014
Maturity Date†:	November 5*, 2014
Listing:	The securities will not be listed on any securities exchange.
CUSIP/ISIN	25152RFB4 / US25152RFB42
* Expected. In the event that we make any change to the expected Trade Date and Settlement Date, the Coupon Payment Dates, Call Dates, Call Settlement Dates, Averaging Dates and Maturity Date will be changed so that the stated term of the securities remains the same.
† Subject to postponement as described under “Description of Securities—Adjustments to Valuation Dates and Payment Dates” in the accompanying product supplement.

ISSUER’S ESTIMATED VALUE OF THE SECURITIES

The Issuer’s estimated value of the securities is equal to the sum of our valuations of the following two components of the securities: (i) a bond and (ii) an embedded derivative(s). The value of the bond component of the securities is calculated based on the present value of the stream of cash payments associated with a conventional bond with a principal amount equal to the Face Amount of the securities, discounted at an internal funding rate, which is determined primarily based on our market-based yield curve, adjusted to account for our funding needs and objectives for the period matching the term of the securities. The internal funding rate is typically lower than the rate we would pay when we issue conventional debt securities on equivalent terms. This difference in funding rate, as well as the agent’s commissions and the estimated cost of hedging our obligations under the securities, reduces the economic terms of the securities to you. The value of the embedded derivative(s) is calculated based on our internal pricing models using relevant parameter inputs such as expected interest and dividend rates and mid-market levels of price and volatility of the assets underlying the securities or any futures, options or swaps related to such underlying assets. Our internal pricing models are proprietary and rely in part on certain assumptions about future events, which may prove to be incorrect.

The Issuer’s estimated value of the securities on the Trade Date (as disclosed on the cover of this term sheet) is less than the Issue Price of the securities. The difference between the Issue Price and the Issuer’s estimated value of the securities on the Trade Date is due to the inclusion in the Issue Price of the agent’s commissions and the cost of hedging our obligations under the securities through one or more of our affiliates. Such hedging cost includes our or our affiliates’ expected cost of providing such hedge, as well as the profit we or our affiliates expect to realize in consideration for assuming the risks inherent in providing such hedge.

The Issuer’s estimated value of the securities on the Trade Date does not represent the price at which we or any of our affiliates would be willing to purchase your securities in the secondary market at any time. Assuming no changes in market conditions or our creditworthiness and other relevant factors, the price, if any, at which we or our affiliates would be willing to purchase the securities from you in secondary market transactions, if at all, would generally be lower than both the Issue Price and the Issuer’s estimated value of the securities on the Trade Date. Our purchase price, if any, in secondary market transactions will be based on the estimated value of the securities determined by reference to (i) the then-prevailing internal funding rate (adjusted by a spread) or another appropriate measure of our cost of funds and (ii) our pricing models at that time, less a bid spread determined after taking into account the size of the repurchase, the nature of the assets underlying the securities and then-prevailing market conditions. The price we report to financial reporting services and to distributors of our securities for use on customer account statements would generally be determined on the same basis. However, during the period of approximately three months beginning from the Trade Date, we or our affiliates may, in our sole discretion, increase the purchase price determined as described above by an amount equal to the declining differential between the Issue Price and the Issuer’s estimated value of the securities on the Trade Date, prorated over such period on a straight-line basis, for transactions that are individually and in the aggregate of the expected size for ordinary secondary market repurchases.

ADDITIONAL TERMS SPECIFIC TO THE SECURITIES

You should read this term sheet together with product supplement BF dated October 5, 2012, the prospectus supplement dated September 28, 2012 relating to our Series A global notes of which these securities are a part and the prospectus dated September 28, 2012. You may access these documents on the website of the Securities and Exchange Commission (the “SEC”) at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

Product supplement BF dated October 5, 2012:
http://www.sec.gov/Archives/edgar/data/1159508/000095010312005311/crt_dp33260-424b2.pdf

Prospectus supplement dated September 28, 2012:
http://www.sec.gov/Archives/edgar/data/1159508/000119312512409437/d414995d424b21.pdf

Prospectus dated September 28, 2012:
http://www.sec.gov/Archives/edgar/data/1159508/000119312512409372/d413728d424b21.pdf

Our Central Index Key, or CIK, on the SEC website is 0001159508. As used in this term sheet, “we,” “us” or “our” refers to Deutsche Bank AG, including, as the context requires, acting through one of its branches.

This term sheet, together with the documents listed above, contains the terms of the securities and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Risk Factors” in the accompanying product supplement, as the securities involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before deciding to invest in the securities.

Deutsche Bank AG has filed a registration statement (including a prospectus) with the Securities and Exchange Commission for the offering to which this term sheet relates. Before you invest, you should read the prospectus in that registration statement and the other documents relating to this offering that Deutsche Bank AG has filed with the SEC for more complete information about Deutsche Bank AG and this offering. You may obtain these documents without cost by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, Deutsche Bank AG, any agent or any dealer participating in this offering will arrange to send you the product supplement, prospectus supplement, prospectus and this term sheet if you so request by calling toll-free 1-800-311-4409.

You may revoke your offer to purchase the securities at any time prior to the time at which we accept such offer by notifying the applicable agent. We reserve the right to change the terms of, or reject any offer to purchase, the securities prior to their issuance. We will notify you in the event of any changes to the terms of the securities, and you will be asked to accept such changes in connection with your purchase of any securities. You may also choose to reject such changes, in which case we may reject your offer to purchase the securities.

Hypothetical Examples of Amounts Payable on the Securities

The tables and hypothetical examples set forth below are for illustrative purposes only.  The actual returns applicable to a purchaser of the securities will be determined on a Call Date or on the Averaging Dates, as applicable. The following results are based solely on the hypothetical example cited below. You should consider carefully whether the securities are suitable to your investment goals.

If the securities are called:

The following table illustrates the hypothetical payments on the securities (excluding Coupon payments) upon an Automatic Call on each Call Date.

Call Date	Call Settlement Date	Redemption Amount (per $1,000 Face Amount of securities)
January 30*, 2014	February 4*, 2014	$1,000.00
May 1*, 2014	May 5*, 2014	$1,000.00
July 31*, 2014	August 5*, 2014	$1,000.00
October 31*, 2014 (last Averaging Date)	November 5*, 2014 (Maturity Date)	$1,000.00

* Expected. In the event that we make any change to the expected Trade Date and Settlement Date, the Call Dates, Call Settlement Dates, Averaging Dates and Maturity Date will be changed so that the stated term of the securities remains the same.

If the securities are called, the investor will receive a Redemption Amount of $1,000.00 per $1,000 Face Amount of securities plus any accrued and unpaid Coupon otherwise due on such date. No Coupon will accrue or be payable following the Call Settlement Date.

If the securities are not called:

The table below illustrates the hypothetical Payments at Maturity per $1,000 Face Amount of securities for a hypothetical range of performance if the securities are not subject to an Automatic Call. The hypothetical Payments at Maturity set forth below assume an Initial Price of $17.00 and a Threshold Price of $13.60. The actual Initial Price and Threshold Price will be determined on the Trade Date. The following results are based solely on the hypothetical example cited. You should consider carefully whether the securities are suitable to your investment goals. The numbers appearing in the table and examples below have been rounded for ease of analysis.

Final Price	Underlying Return (%)	Payment at Maturity (excluding Coupon payments) ($)	Return on the Securities at Maturity (excluding Coupon payments) (%)
$34.00	100.00%	N/A	N/A
$32.30	90.00%	N/A	N/A
$30.60	80.00%	N/A	N/A
$28.90	70.00%	N/A	N/A
$27.20	60.00%	N/A	N/A
$25.50	50.00%	N/A	N/A
$23.80	40.00%	N/A	N/A
$22.10	30.00%	N/A	N/A
$20.40	20.00%	N/A	N/A
$18.70	10.00%	N/A	N/A
$17.00	0.00%	N/A	N/A
$15.30	-10.00%	$1,000.00	0.00%
$14.45	-15.00%	$1,000.00	0.00%
$13.60	-20.00%	$1,000.00	0.00%
$12.75	-25.00%	$750.00	-25.00%
$11.90	-30.00%	$700.00	-30.00%
$10.20	-40.00%	$600.00	-40.00%
$8.50	-50.00%	$500.00	-50.00%
$6.80	-60.00%	$400.00	-60.00%
$5.10	-70.00%	$300.00	-70.00%
$3.40	-80.00%	$200.00	-80.00%
$1.70	-90.00%	$100.00	-90.00%
$0.00	-100.00%	$0.00	-100.00%

N/A: Not applicable because the securities will be automatically called if the Final Price is equal to or greater than the Initial Price.

Hypothetical Examples of Amounts Payable at Maturity

The following hypothetical examples illustrate how the returns set forth in the table above are calculated.

Example 1: The securities are not automatically called.  On the last Call Date, the Final Price of $15.30 is less than the Initial Price of $17.00, but greater than the Threshold Price of 13.60.  Because the Final Price of $15.30 is less than the Initial Price of $17, the securities are not automatically called on the last Call Date.  Because the Final Price is greater than the Threshold Price, a Knock-In Event has not occurred, and the investor receives a Payment at Maturity of $1,000.00 per $1,000 Face Amount of securities. In addition, the investor receives in total four Coupon payments of $25.00 per $1,000 Face Amount of securities over the term of the securities.

Example 2: The securities are not automatically called.  On the last Call Date, the Final Price of $5.10 is less than the Initial Price of $17.00 and the Threshold Price of $13.60.  Because the Final Price of $5.10 is less than the Initial Price of $100, the securities are not automatically called on the last Averaging Date.  Because the Final Price of $5.10 is also less than the Threshold Price of $13.60, a Knock-In Event has occurred, and consequently, the investor loses 1.00% for every 1.00% the Final Price is less than the Initial Price.  As a result, the investor receives a Payment at Maturity of $300.00 per $1,000 Face Amount of securities. In addition, the investor receives in total four Coupon payments of $25.00 per $1,000 Face Amount of securities over the term of the securities.

Selected Purchase Considerations

•
THE SECURITIES MAY OFFER A HIGHER COUPON THAN THE YIELD ON DEBT SECURITIES OF COMPARABLE MATURITY ISSUED BY US OR AN ISSUER WITH A COMPARABLE CREDIT RATING — The securities will pay a coupon that accrues at a rate of 10.00% per annum, which may be higher than the yield received on debt securities of comparable maturity issued by us or an issuer with a comparable credit rating. Because the securities are our unsubordinated unsecured obligations, any Coupon payment, Redemption Amount or Payment at Maturity is subject to the credit of the Issuer.

•
POTENTIAL EARLY EXIT AS A RESULT OF AUTOMATIC CALL FEATURE — While the original term of the securities is approximately 12 months, the securities will be called before maturity if the Closing Price of the Underlying on any Call Date (other than the last Call Date) or the Final Price is equal to or greater than the Initial Price and you will be entitled to receive a Redemption Amount of $1,000 per $1,000 Face Amount of securities on the Call Settlement Date. No Coupon will be payable following the Call Settlement Date.

•	COUPON PAYMENTS — Unless previously automatically called, Coupon payments will be made on the securities in arrears on the relevant quarterly Coupon Payment Dates.

•
RETURN LINKED TO THE PERFORMANCE OF THE UNDERLYING — The securities are linked to the performance of the common stock of Ford Motor Company (the “Underlying”).  For more information on the Underlying, please see “The Underlying” in this term sheet.

•
TAX CONSEQUENCES — Due to the lack of direct legal authority, there is substantial uncertainty regarding the U.S. federal income tax consequences of an investment in the securities. Our special tax counsel, Davis Polk & Wardwell LLP, believes that it is reasonable to treat a security for U.S. federal income tax purposes as a put option (the “Put Option”) written by you to us with respect to the Underlying, secured by a cash deposit equal to the Issue Price of the security (the “Deposit”), which will bear an annual yield based on our cost of borrowing. Our special tax counsel has advised, however, that it is unable to conclude that it is more likely than not that this treatment will be upheld, and that alternative treatments are possible that could materially and adversely affect the timing and character of income or loss on your securities. If this treatment is respected, (i) only a portion of each Coupon payment will be attributable to interest on the Deposit; the remainder will represent premium attributable to your grant of the Put Option (“Put Premium”), and (ii) interest on the Deposit will be taxed as ordinary interest income, while the Put Premium will not be taken into account prior to the taxable disposition of the securities (including at maturity or pursuant to an Automatic Call). We will provide the annual yield on the Deposit in the pricing supplement for the securities.

In 2007, the U.S. Treasury Department and the IRS released a notice requesting comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. While it is not clear whether the securities would be viewed as similar to the typical prepaid forward contract described in the notice, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, possibly with retroactive effect.

You should review carefully the section of the accompanying product supplement entitled “U.S. Federal Income Tax Consequences.” The preceding discussion, when read in combination with that section, constitutes the full opinion of our special tax counsel regarding the material U.S. federal income tax consequences of owning and disposing of the securities.

Under current law, the United Kingdom will not impose withholding tax on payments made with respect to the securities.

For a discussion of certain German tax considerations relating to the securities, you should refer to the section in the accompanying prospectus supplement entitled “Taxation by Germany of Non-Resident Holders.”

You should consult your tax adviser regarding the U.S. federal tax consequences of an investment in the securities (including possible alternative treatments and the issues presented by the 2007 notice), as well as tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Selected Risk Considerations

An investment in the securities involves significant risks. Investing in the securities is not equivalent to investing directly in the Underlyings. In addition to these risk considerations, you should review the “Risk Factors” section of the accompanying product supplement.

•
YOUR INVESTMENT IN THE SECURITIES MAY RESULT IN A LOSS — If the securities are not automatically called, you will receive your initial investment at maturity so long as the Final Price is greater than or equal to the Threshold Price. However, if the Final Price is less than the Threshold Price, a Knock-In Event will have occurred and you will lose 1.00% of the Face Amount for every 1.00% by which the Final Price is below the Initial Price. Accordingly, under these circumstances, you will lose a significant portion or all of your investment at maturity. Because the securities are our unsubordinated, unsecured obligations, payment of any amount at maturity or upon an Automatic Call is subject to our ability to pay our obligations as they become due.

•
YOUR RETURN ON THE SECURITIES IS LIMITED TO THE FACE AMOUNT PLUS COUPON PAYMENTS AND YOU SHOULD NOT EXPECT TO PARTICIPATE IN ANY APPRECIATION OF THE UNDERLYING — The securities will not pay more than the Face Amount, plus the accrued and unpaid Coupon, at maturity or upon an Automatic Call. You will not participate in the appreciation of the Underlying even if the Final Price is greater than or equal to the Initial Price. The maximum Redemption Amount upon Automatic Call or Payment at Maturity will be $1,000 per $1,000 Face Amount of securities (excluding Coupon payments), regardless of any appreciation of the Underlying, which may be significant.

•
REINVESTMENT RISK — If your securities are called early, the term of the securities may be reduced to as short as approximately three months. There is no guarantee that you would be able to reinvest the proceeds from an investment in the securities at a comparable return for a similar level of risk in the event the securities are automatically called prior to the Maturity Date.

•
NO DIVIDEND PAYMENTS OR VOTING RIGHTS — As a holder of the securities, you will not have voting rights or rights to receive cash dividends or other distributions or other rights that holders of the Underlying would have.

•
THE SECURITIES ARE SUBJECT TO OUR CREDITWORTHINESS — The securities are senior unsecured obligations of the Issuer, Deutsche Bank AG, and are not, either directly or indirectly, an obligation of any third party. Any payment(s) to be made on the securities, depends on the ability of Deutsche Bank AG to satisfy its obligations as they come due. An actual or anticipated downgrade in Deutsche Bank AG’s credit rating or increase in the credit spreads charged by the market for taking our credit risk will likely have an adverse effect on the value of the securities. As a result, the actual and perceived creditworthiness of Deutsche Bank AG will affect the value of the securities and in the event Deutsche Bank AG were to default on its obligations, you might not receive any amounts owed to you under the terms of the securities and you could lose your entire investment.

•
THE ISSUER’S ESTIMATED VALUE OF THE SECURITIES ON THE TRADE DATE WILL BE LESS THAN THE ISSUE PRICE OF THE SECURITIES — The Issuer’s estimated value of the securities on the Trade Date (as disclosed on the cover of this term sheet) is less than the Issue Price of the securities.  The difference between the Issue Price and the Issuer’s estimated value of the securities on the Trade Date is due to the inclusion in the Issue Price of the agent’s commissions and the cost of hedging our obligations under the securities through one or more of our affiliates. Such hedging cost includes our or our affiliates’ expected cost of providing such hedge, as well as the profit we or our affiliates expect to realize in consideration for assuming the risks inherent in providing such hedge. The Issuer’s estimated value of the securities is determined by reference to an internal funding rate and our pricing models. The internal funding rate is typically lower than the rate we would pay when we issue conventional debt securities on equivalent terms. This difference in funding rate, as well as the agent’s commissions and the estimated cost of hedging our obligations under the securities, reduces the economic terms of the securities to you. In addition, our internal pricing models are proprietary and rely in part on certain assumptions about future events, which may prove to be incorrect.  If at any time a third party dealer were to quote a price to purchase your securities or otherwise value your securities, that price or value may differ materially from the estimated value of the securities determined by reference to our internal funding rate and pricing models.  This difference is due to, among other things, any difference in funding rates, pricing models or assumptions used by any dealer who may purchase the securities in the secondary market.

•
ANTI-DILUTION PROTECTION IS LIMITED, AND THE CALCULATION AGENT MAY MAKE ADJUSTMENTS IN ADDITION TO, OR THAT DIFFER FROM, THOSE SET FORTH IN THE ACCOMPANYING PRODUCT SUPPLEMENT — The calculation agent will make adjustments to the Stock Adjustment Factor, which will initially be set at 1.0, for certain events affecting the Underlying. The calculation agent is not required, however, to make adjustments in response to all corporate actions, including if the issuer of the Underlying or another party makes a partial tender or partial exchange offer for the Underlying. If such an event occurs that does not require the calculation agent to make an adjustment, the value of the securities may be materially and adversely affected. In addition, you should be aware that the calculation agent may, at its sole discretion, make adjustments to the Stock Adjustment Factor or any other terms of the securities that are in addition to, or that differ from, those described in the accompanying product supplement to reflect changes occurring in relation to the Underlying in circumstances where the calculation agent determines that it is appropriate to reflect those changes to ensure an equitable result. Any alterations to the specified anti-dilution adjustments for the Underlying described in the accompanying product supplement may be materially adverse to investors in the securities. You should read “Description of Securities — Anti-Dilution Adjustments for Reference Stock” in the accompanying product supplement in order to understand the adjustments that may be made to the securities.

•
SINGLE STOCK RISK — The price of the Underlying can rise or fall sharply due to factors specific to the Underlying and its issuer, such as stock price volatility, earnings, financial conditions, corporate, industry and regulatory developments, management changes and decisions and other events, as well as general market factors, such as general stock market volatility and levels, interest rates and economic and political conditions. For additional information about the Underlying and its issuer, please see “The Underlying” in this term sheet and the issuer’s SEC filings referred to in that section.

•
WE HAVE NO AFFILIATION WITH THE ISSUER OF THE UNDERLYING — The issuer of the Underlying is not an affiliate of ours and is not involved in any way in any of our offerings of the securities pursuant to this term sheet. Consequently, we have no control over the actions of the issuer of the Underlying, including any corporate actions of the type that would require the calculation agent to adjust the Redemption Amount upon an Automatic Call or Payment at Maturity. The issuer of the Underlying has no obligation to consider your interest as an investor in the securities in taking any corporate actions that might affect the value of your securities. None of the money you pay for the securities will go to the issuer of the Underlying.

•
IF THE PRICE OF THE UNDERLYING CHANGES, THE VALUE OF YOUR SECURITIES MAY NOT CHANGE IN THE SAME MANNER — Your securities may trade quite differently from the Underlying. Changes in the market price of the Underlying may not result in a comparable change in the value of your securities.

•
PAST PERFORMANCE OF THE UNDERLYING IS NO GUIDE TO FUTURE PERFORMANCE — The actual performance of the Underlying over the term of the securities may bear little relation to the historical prices of the Underlying, and may bear little relation to the hypothetical return examples set forth elsewhere in this term sheet. We cannot predict the future performance of the Underlying or whether the performance of the Underlying will result in the return of any of your investment.

•
LACK OF LIQUIDITY — The securities will not be listed on any securities exchange. Deutsche Bank AG (or its affiliates) intends to offer to purchase the securities in the secondary market but is not required to do so.  Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the securities easily.  Because other dealers are not likely to make a secondary market for the securities, the price at which you may be able to trade your securities is likely to depend on the price, if any, at which Deutsche Bank AG (or its affiliates) is willing to buy the securities. If you have to sell your securities prior to maturity, you may not be able to do so or you may have to sell them at a substantial loss.

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ASSUMING NO CHANGES IN MARKET CONDITIONS AND OTHER RELEVANT FACTORS, THE PRICE YOU MAY RECEIVE FOR YOUR SECURITIES IN SECONDARY MARKET TRANSACTIONS WOULD GENERALLY BE LOWER THAN BOTH THE ISSUE PRICE AND THE ISSUER'S ESTIMATED VALUE OF THE SECURITIES ON THE TRADE DATE — While the payment(s) on the securities described in this term sheet is based on the full Face Amount of your securities, the Issuer's estimated value of the securities on the Trade Date (as disclosed on the cover of this term sheet) is less than the Issue Price of the securities. The Issuer's estimated value of the securities on the Trade Date does not represent the price at which we or any of our affiliates would be willing to purchase your securities in the secondary market at any time.  Assuming no changes in market conditions or our creditworthiness and other relevant factors, the price, if any, at which we or our affiliates would be willing to purchase the securities from you in secondary market transactions, if at all, would generally be lower than both the Issue Price and the Issuer's estimated value of the securities on the Trade Date.  Our purchase price, if any, in secondary market transactions would be based on the estimated value of the securities determined by reference to (i) the then-prevailing internal funding rate (adjusted by a spread) or another appropriate measure of our cost of funds and (ii) our pricing models at that time, less a bid spread determined after taking into account the size of the repurchase, the nature of the assets underlying the securities and then-prevailing market conditions. The price we report to financial reporting services and to distributors of our securities for use on customer account statements would generally be determined on the same basis. However, during the period of approximately three months beginning from the Trade Date, we or our affiliates may, in our sole discretion, increase the purchase price determined as described above by an amount equal to the declining differential between the Issue Price and the Issuer's estimated value of the securities on the Trade Date, prorated over such period on a straight-line basis, for transactions that are individually and in the aggregate of the expected size for ordinary secondary market repurchases.

In addition to the factors discussed above, the value of the securities and our purchase price in secondary market transactions after the Trade Date, if any, will vary based on many economic market factors, including our creditworthiness, and cannot be predicted with accuracy. These changes may adversely affect the value of your securities, including the price you may receive in any secondary market transactions. Any sale prior to the

Maturity Date could result in a substantial loss to you.  The securities are not designed to be short-term trading instruments.  Accordingly, you should be able and willing to hold your securities to maturity.

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MANY ECONOMIC AND MARKET FACTORS WILL IMPACT THE VALUE OF THE SECURITIES — While we expect that, generally, the price of the Underlying will affect the value of the securities more than any other single factor, the value of the securities will also be affected by a number of other factors that may either offset or magnify each other, including:

•	the expected volatility of the Underlying;

•	the time remaining to the maturity of the securities;

•	the dividend rate on the Underlying;

•	the real and anticipated results of operations of the issuer of the Underlying;

•	actual or anticipated corporate reorganization events, such as mergers or takeovers, which may affect the issuer of the Underlying;

•	interest rates and yields in the market generally;

•	geopolitical conditions and a variety of economic, financial, political, regulatory or judicial events that affect the Underlying or markets generally;

•	supply and demand for the securities; and

•	our creditworthiness, including actual or anticipated downgrades in our credit ratings.

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TRADING AND OTHER TRANSACTIONS BY US OR OUR AFFILIATES IN THE EQUITY AND EQUITY DERIVATIVE MARKETS MAY IMPAIR THE VALUE OF THE SECURITIES — We or one or more of our affiliates expect to hedge our exposure from the securities by entering into equity and equity derivative transactions, such as over-the-counter options or exchange-traded instruments. Such trading and hedging activities may affect the Underlying and make it less likely that you will receive a return on your investment in the securities. It is possible that we or our affiliates could receive substantial returns from these hedging activities while the value of the securities declines. We or our affiliates may also engage in trading in instruments linked to the Underlying on a regular basis as part of our general broker-dealer and other businesses, for proprietary accounts, for other accounts under management or to facilitate transactions for customers, including block transactions. We or our affiliates may also issue or underwrite other securities or financial or derivative instruments with returns linked or related to the Underlying. By introducing competing products into the marketplace in this manner, we or our affiliates could adversely affect the value of the securities. Any of the foregoing activities described in this paragraph may reflect trading strategies that differ from, or are in direct opposition to, investors’ trading and investment strategies related to the securities.

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WE AND OUR AFFILIATES AND AGENTS, OR JPMORGAN CHASE & CO. AND  ITS AFFILIATES, MAY PUBLISH RESEARCH, EXPRESS OPINIONS OR PROVIDE RECOMMENDATIONS THAT ARE INCONSISTENT WITH INVESTING IN OR HOLDING THE SECURITIES. ANY SUCH RESEARCH, OPINIONS OR RECOMMENDATIONS COULD AFFECT THE PRICE OF THE UNDERLYING TO WHICH THE SECURITIES ARE LINKED OR THE VALUE OF THE SECURITIES —We, our affiliates and agents, and JPMorgan Chase & Co. and its affiliates, publish research from time to time on financial markets and other matters that may influence the value of the securities, or express opinions or provide recommendations that may be inconsistent with purchasing or holding the securities. We, our affiliates and agents, or JPMorgan Chase & Co. and its affiliates, may publish research or other opinions that are inconsistent with the investment view implicit in the securities. Any research, opinions or recommendations expressed by us, our affiliates or agents, or JPMorgan Chase & Co. or its affiliates, may not be consistent with each other and may be modified from time to time without notice. Investors should make their own independent investigation of the merits of investing in the securities and the Underlying to which the securities are linked.

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POTENTIAL CONFLICTS — We and our affiliates play a variety of roles in connection with the issuance of the securities, including acting as calculation agent, hedging our obligations under the securities and determining the Issuer’s estimated value of the securities on the Trade Date and the price, if any, at which Deutsche Bank AG or our affiliates would be willing to purchase the securities from you in secondary market transactions. In performing these duties, our economic interests and those of our affiliates are potentially adverse to your interests as an investor in the securities. The calculation agent can postpone the determination of the Closing Price or the Final Price if a market disruption event occurs on a Call Date or an Averaging Date. In addition, the calculation agent retains a degree of discretion about certain adjustments to the Stock Adjustment Factor upon the occurrence of certain corporate events. The determination of a market disruption event by the calculation agent could adversely affect the amount you receive at maturity.

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THERE IS SUBSTANTIAL UNCERTAINTY REGARDING THE U.S. FEDERAL INCOME TAX CONSEQUENCES OF AN INVESTMENT IN THE SECURITIES — There is no direct legal authority regarding the proper U.S. federal income tax treatment of the securities, and we do not plan to request a ruling from the IRS. Consequently, significant aspects of the tax treatment of the securities are uncertain, and the IRS or a court might not agree with the treatment of the securities as Put Options secured by Deposits. If the IRS were successful in asserting an alternative treatment for the securities, the tax consequences of ownership and disposition of the securities could be materially and adversely affected. In addition, as described above under “Tax Consequences,” in 2007 the U.S. Treasury Department and the IRS released a notice requesting comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. While it is not clear whether the securities would be viewed as similar to the typical prepaid forward contract described in the notice, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, possibly with retroactive effect. You should review carefully the section of the accompanying product supplement entitled “U.S. Federal Income Tax Consequences” and consult your tax adviser regarding the U.S. federal tax consequences of an investment in the securities (including possible alternative treatments and the issues presented by the 2007 notice), as well as tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Use of Proceeds and Hedging

Part of the net proceeds we receive from the sale of the securities will be used in connection with hedging our obligations under the securities through one or more of our affiliates.  The hedging or trading activities of our affiliates on or prior to the Trade Date, the Call Dates and the Averaging Dates could adversely affect the price the Underlying and, as a result, could decrease the amount you may receive on the securities at maturity.

The Underlying

All disclosures contained in this term sheet regarding the Underlying is derived from publicly available information. Neither Deutsche Bank AG nor any of its affiliates have participated in the preparation of, or independently verified, the adequacy or accuracy of information about the Underlying contained in this term sheet. You should make your own investigation into the Underlying.

Included in the following section is a brief description of the issuer of the Underlying. We obtained the closing price information set forth below from Bloomberg, and we have not participated in the preparation of, or verified, such information. You should not take the historical prices of the Underlying as an indication of future performance. The Underlying is registered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Companies with securities registered under the Exchange Act are required to file financial and other information specified by the SEC periodically. Information filed by the issuer of the Underlying with the SEC can be reviewed electronically through a web site maintained by the SEC. The address of the SEC’s web site is http://www.sec.gov. Information filed with the SEC by the issuer of the Underlying under the Exchange Act can be located by reference to its SEC file number provided below.

In addition, information filed with the SEC can be inspected and copied at the Public Reference Section of the SEC, 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Copies of this material can also be obtained from the Public Reference Section, at prescribed rates.

Ford Motor Company

According to publicly available information, Ford Motor Company is a producer of cars and trucks and provides automotive financing. Information filed by Ford Motor Company with the SEC under the Exchange Act can be located by reference to its SEC file number: 001-03950, or its CIK Code: 0000037996. The common stock of Ford Motor Company is traded on the New York Stock Exchange under the symbol “F.”

Historical Information

The following graph sets forth the historical performance of the common stock of Ford Motor Company based on the daily closing price of the Underlying from September 11, 2008 through September 11, 2013. The closing price of the Underlying on September 11, 2013 was $17.11.  We obtained the closing price of the Underlying below from Bloomberg, and we have not participated in the preparation of, or verified, such information.

The historical prices of the Underlying should not be taken as an indication of future performance, and no assurance can be given as to the Closing Price of the Underlying on any of the Call Dates or Averaging Dates.  We cannot give you assurance that the performance of the Underlying will result in the return of any of your initial investment.

Supplemental Plan of Distribution

JPMorgan Chase Bank, N.A., J.P. Morgan Securities LLC and its affiliates will act as placement agents for the securities and will receive a fee from the Issuer that will not exceed $10.00 per $1,000 Face Amount of securities, but will forgo any fees for sales to certain fiduciary accounts.